Exhibit 99.1

Important Notice Concerning Your Rights Under:

The Lincoln National Corporation Employees’ Savings and Retirement Plan
The Delaware Management Holdings, Inc. Employees’ Savings and 401(k) Plan
The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan
The Lincoln National Life Insurance Company Agents’ Money Purchase Pension Plan

August 18, 2008

1.
This notice is to inform you that the above named plans will be changing record keeping, administrative, and trustee services from Wells Fargo to Lincoln Financial Group’s Lincoln Alliance® program, effective 10/1/08.  The investment fund options for these plans will also change as of that date.

2.
As a result of these changes, you will temporarily be unable to direct or diversify the investment of assets in your plan accounts, obtain a loan from the plan, or obtain a distribution from the plan. The period during which you will be unable to exercise these rights is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3.	The blackout period for the plan will begin on September 25th at 4:00 p.m. EST and will end on October 17th.

4.
During the blackout period, you will be unable to direct or diversify the investment of assets held in your plan account.  For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.  For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.  Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

5.	If you have any questions concerning this notice, you should contact Lincoln Alliance® program Customer Service at 800-234-3500.